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                                                                    Exhibit 99.1


           PVI REACHES AGREEMENT ON UP TO $3 MILLION IN NEW FINANCING

LAWRENCEVILLE, N.J., Feb 18, 2003 (BUSINESS WIRE) -- Princeton Video Image, Inc. (NASDAQ: PVII) announced today that Presencia en Medios, SA de CV (PEM), one of PVI's major shareholders, has invested an additional $1.5 million in secured convertible debt in PVI and has been granted an option for the next thirty days to invest an additional $1.5 million on the same terms. The transaction will also involve amendment of the terms of the secured convertible debt of $5 million currently held by PVI Holding, LLC, a subsidiary of Cablevision Systems Corporation (NYSE: CVC), so that all of the convertible debt is on the same terms.

Presencia and Cablevision have the right, under specified circumstances, to convert the debt to new equity or debt securities issued from time to time by PVI. The Presencia and Cablevision debt matures on July 31, 2003 and is convertible into PVI common stock initially at $.75 per share.

David Sitt, PVI co-CEO and Principal of PEM, said, "Presencia en Medios is a long term investor in PVI and has shown its support once again. We continue to believe in virtual advertising and that PVI will be an important part of the future of television advertising."

About Princeton Video Image, Inc.

Princeton Video Image, Inc., (PVI) provides real-time virtual advertising, programming enhancements, virtual product integration and targeted interactive services for televised sports and entertainment events. PVI services the advertising industry with its proprietary, Emmy award-winning technology. Headquartered in New York City and Lawrenceville, New Jersey, PVI has offices in Los Angeles, Toronto, Tel Aviv, Sao Paulo, and Mexico City. The company employs approximately 100 people worldwide.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the need for additional financing, delisting from the NASDAQ SmallCap Market, market acceptance, integration of acquired businesses, dependence on strategic partners and third party sales, contractual restraints on use of Princeton Video Image's technology, a rapidly changing commercial and technological environment, competition, possible adverse regulations, intellectual property rights and litigation, and other risks identified in Princeton Video Image's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Princeton Video Image undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

CONTACT:    PVI
            Carol Bendig, 609/912-9400
            cbendig@pvimage.com